                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                  METATEC ANNOUNCES FIRST QUARTER 2003 RESULTS
                  Company Shows Improved Results Over Last Year

Contacts:         Christopher A. Munro, Chief Executive Officer
---------         Gary W. Qualmann, Chief Financial Officer
                  Metatec International
                  (614) 761-2000


DUBLIN, Ohio - May 8, 2003 - Metatec International, Inc. (OTCBB: META) today announced improved first quarter results compared to the prior year as the company continues to see the positive effects of its refocusing and cost management efforts.

Income from continuing operations before income taxes improved to $270,000 for the quarter ended March 31, 2003, which includes a $457,000 gain on the sale of assets, compared to a loss from continuing operations before income taxes of $772,000 for the quarter ended March 31, 2002.

Net income was $270,000 for the first quarter 2003, or 4 cents per basic and diluted share, compared to net income of $207,000 for the first quarter of 2002, or 3 cents per basic and diluted share. Net income for the first quarter 2003 included a $457,000 gain on sale of assets, whereas net income in the first quarter 2002 included an $875,000 income tax benefit, as well as $103,000 of income from discontinued operations.

Revenue from continuing operations for the first quarter ended March 31, 2003, was $10.4 million compared to $13.1 million for the first quarter in 2002. The sales decrease is primarily due to reduced manufacturing capacity initiated at the end of last year, a weaker economy and continued CD-ROM price competition.

Basic and diluted weighted average number of shares outstanding for the quarter ended March 31, 2003, was 6,536,113 compared to 6,453,891 for the first quarter of 2002.

Christopher A. Munro, president and chief executive officer, said that in spite of the weak economy and severe price competition in the CD-ROM market, Metatec is showing improved results from the refocusing efforts of the past two years. "We have continued to focus on driving out operating costs and concentrating on attracting new supply chain services business. We are pleased to have shown steady financial progress in recent quarters, particularly in operating earnings which reflect the addition of some new customers in the media and interactive entertainment markets," Munro said.


                           Annual Shareholders Meeting

Metatec will hold its annual shareholders meeting on May 15 at 1 p.m. local time at the company's offices in Dublin, Ohio. Munro said that shareholders are encouraged to attend, tour the facility and hear more about the company's progress.

                                  About Metatec

Metatec enables companies to streamline the process of delivering products and information to market by providing technology driven supply chain solutions that increase efficiencies and reduce costs. Technologies include a full range of supply chain solutions and CD-ROM and DVD manufacturing services. Extensive real-time customer-accessible online reporting and tracking systems support all services. Metatec operations are based in Dublin, Ohio.

More information about Metatec is available by visiting the company's web site at www.metatec.com or call 1-888-METATEC.

                           Forward-Looking Statements

Except for historical information, all other statements made in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company's actual results to differ materially from those projected. Such risks and uncertainties that might cause such a difference include, but are not limited to: changes in general business and economic conditions; changes in demand for CD-ROM products or supply chain services; excess capacity levels in the CD-ROM industry; the introduction of new products or services by competitors; increased competition (including pricing pressures); changes in manufacturing efficiencies, changes in supply chain services techniques; changes in technology; the company's ability to meet the cash flow thresholds and other financial covenants in its loan agreement with its banks, the failure of which could result in the banks' exercising their legal remedies against the company or its assets; the company's negative shareholders' equity, which means that shareholders may not realize any value upon a sale or liquidation of the company or its assets; and other risks discussed in the company's filings with the Securities and Exchange Commission, including those risks discussed under the caption "Forward Looking Statements; Risk Factors Affecting Future Results" and elsewhere in the Form 10-K for Metatec's year ended Dec. 31, 2002.